Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read the statements made by Apyx Medical Corporation as filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Apyx Medical Corporation dated June 3, 2019. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Frazier & Deeter, LLC